Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-282839, 333-272801, 333-249438 and 333-248227) and Form S-3 (Nos. 333-280939, 333-268215 and 333-264860) of Blue Ridge Bankshares, Inc. of our report dated March 10, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Blue Ridge Bankshares, Inc. and Subsidiaries, appearing in Annual Report on Form 10-K of Blue Ridge Bankshares, Inc. for the year ended December 31, 2024.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 10, 2025